Exhibit 107
CALCULATION OF FILING FEE TABLES
FORM S-3ASR
(Form Type)
Lincoln National Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, no par value	Other	2,651,000	$34.39	$91,167,890	$0.0001531	$13,957.80
		Total Offering Amounts					$91,167,890		$13,957.80
		Total Fees Previously Paid							$0.00
		Total Fee Offsets							$0.00
		Net Fee Due							$13,957.80

Offering Note
 (1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are being registered such additional shares as may be issuable pursuant to the anti-dilution provisions of the LNL Agents’ 401(k) Plan (the “Plan”), by reason of stock splits, stock dividends, recapitalizations or similar transactions.

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $34.39 per share, which is the average of the high and low sale prices of the Registrant’s common stock as reported on the New York Stock Exchange on November 1, 2024.